T. Rowe Price Global Multi-Sector Bond Fund, Inc. 485BPOS

Exhibit 99(j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of T. Rowe Price Global Multi-Sector Bond Fund, Inc. of our report dated July 17, 2026, relating to the financial statements and financial highlights, which appears in T. Rowe Price Global Multi-Sector Bond Fund’s Certified Shareholder Report on Form N-CSR for the year ended May 31, 2026. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm”, and “Fund Service Providers” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Baltimore, Maryland
July 27, 2026